Exhibit 99.1

DYADIC ANNOUNCES SECOND QUARTER 2020 RESULTS
AND HIGHLIGHTS RECENT COMPANY PROGRESS

•Entered into two new collaborations with top tier animal health companies
•Entered into a fully funded human health collaboration with a top five global pharmaceutical company
•Started an animal trial for SARS-CoV-2 RBD vaccine candidate in Israel and another animal trial in European is expected to begin soon
•Dyadic selected by Frederick National Laboratory to engineer several C1 cell lines to express COVID-19 vaccine candidates
•Entered into a new fully funded SARS-CoV-2 vaccine research collaboration
•Filing an S-3 Shelf-registration statement with the SEC and establishing a $50 million At the Money (ATM) offering program
•Continued strong financial position to advance the Company’s programs

JUPITER, FL / ACCESSWIRE / August 13, 2020 Dyadic International, Inc. (“Dyadic”) (NASDAQ: DYAI), a global biotechnology company focused on further improving, applying and deploying its proprietary C1 gene expression platform to accelerate development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales, today announced its financial results for the quarter ended June 30, 2020, and recent developments.
“We have made terrific progress on multiple fronts in the second quarter - further advancing and strengthening our diverse and growing portfolio of opportunities by adding new top tier collaborations in both the animal and human health fields. We are expanding our commercial reach in large and growing addressable markets while continuing to report exciting and new scientific data and progress. These developments reinforce the broad application potential of our C1 technology as well as some of its key attributes including high productivity and low cost of goods,” said Mark Emalfarb, Dyadic’s Chief Executive Officer.
“In response to COVID-19, we have taken the necessary health and safety measures to protect our employees, lab teams and partners around the world who, for the most part, have been working remotely. We are fortunate that beyond those changes in the way we conduct our daily work, COVID-19 has had a minimal impact on the Company’s ability to continue our progress,” Mr. Emalfarb concluded.
“The continued growth of our Company has added to our visibility in the investment community with our recent inclusion in the Russell 2000 and 3000 indices providing us the opportunity to further broaden our shareholder base. Our management team remains highly energized by the significant number of opportunities available to us, supported by best in-class scientific partners, our on-going R&D collaborations funded partially or fully by our partners, and our active and diverse pipeline of potentially high return projects.” said Michael Tarnok, Dyadic’s Board Chairman.
RECENT DEVELOPMENTS
•On July 15, 2020, Dyadic signed a fully funded R&D collaboration with one of the top five global pharmaceutical companies for human health. Under this agreement, Dyadic will be expressing two different types of therapeutic compounds.
•On July 8, 2020, Dyadic announced the signing of two new fully funded collaborations with two of the leading global animal health companies to demonstrate the potential application of C1 technology platform for expression and production of therapeutic proteins for companion and farm animal diseases. The Company has rapidly expanded into the animal health market and is currently working with all four leading animal health companies. The first two projects with one of the top four companies has been expanded into the second phase of development and the Company has received additional funding. Dyadic’s C1 gene expression technology is well-suited to benefit this market, as cost of goods is a more critical issue in this market as compared to the human vaccines and drugs market. The C1 technology can more efficiently produce diverse types of biologic vaccines and drugs at a lower cost, which could enable certain

Exhibit 99.1
biologics to get to market that would otherwise be shelved, due to the higher cost of manufacturing using existing cell lines.
•On June 29, 2020, Dyadic was added to the Russell 2000 Index and the Russell 3000 Index, which are widely used by investment managers and institutional investors for passive funds and investment products and as benchmarks for active investment strategies.
•The Company has formed new partnerships globally which have resulted in many new opportunities related to COVID-19 and for future infectious diseases, pandemics, epidemics and other biological outbreaks. We are making significant progress in these efforts. The Company is currently working with a number of global partners on potential COVID-19 vaccines, including but not limited to, the following:
◦The Company was selected by the Frederick National Laboratory to engineer Dyadic’s patented and proprietary C1 cell lines to produce a number of COVID-19 vaccine candidates which will be utilized by the Vaccine Research Center (VRC) of the National Institute of Allergy and Infectious Diseases (NIAID), at the National Institutes of Health.
◦Israel Institute for Biologic Research (“IIBR”) is exploring the potential of Dyadic’s industrially proven C1 gene expression platform to express a recombinant SARS-CoV-2 vaccine candidate based on the receptor binding domain (RBD) of the SARS-CoV-2 spike protein. The interim results of the mice trials using the C1 SARS-CoV-2 RBD vaccine candidate, as reported to Dyadic by IIBR, generated high neutralizing antibody titers. Accordingly, we anticipate that the IIBR will start hamster studies earlier than originally forecasted.
◦Collaboration with three scientists who are a part of the EU ZAPI initiative: Dr. Bosch at Utrecht University (UU), Dr. Haagmans at Erasmus Medical Center (EMC), and Prof. Osterhaus at University of Veterinary Medicine Hannover, DE (TiHo), and Mr. Es-Sbai at CR20 a clinical contract research organization to pre-clinically and clinically evaluate SARS-CoV-2 Receptor Binding Domain vaccine candidates to respond to the COVID-19 pandemic.
◦Collaboration with Ufovax, a spin-off vaccine company of Scripps Research.
◦On August 10, 2020, the Company entered into another fully funded SARS-CoV-2 vaccine research collaboration.
◦The Company is in discussions with and is pursuing a number of other opportunities where it may be able to apply its C1 gene expression platform to help combat the COVID-19 pandemic.
•Today, Dyadic is filing a shelf registration statement on Form S-3 with the Securities and Exchange Commission for future offerings of up to $50 million of Dyadic’s common stock. In addition, Dyadic established an At the Market offering (ATM) offering program under which it may sell, from time to time, shares of its common stock for aggregate gross proceeds of $50 million. The shares will be offered through Jefferies LLC which will act in its capacity as sales agent. The Company’s balance sheet and cash position are very strong, with adequate financial resources to continue our near and longer term business plans. However, management believes it is prudent to have an effective registration statement in place which will provide the Company with quick access to the capital markets, in order to respond quickly to future business opportunities should they arise.

As a result of the Company’s extensive business development activities, the management anticipates closing additional collaborations with other top tier human pharmaceutical companies by the end of 2020, working toward the Company’s goal of becoming a platform of choice for manufacturing protein-based biologics.

SCIENTIFIC ACHIEVEMENTS
•The Company generated a number of C1 cell lines that express high levels of the Receptor Binding Domain (RBD) of the SARS-CoV-2 Spike protein stably. In a comparison of biomolecular binding kinetic assays between C1-RBD and CHO-RBD, the equilibrium dissociation constant was comparable between C1 and CHO. Additionally, all RBD neutralizing mAbs that were identified in infected SARS-CoV-2 patients efficiently bound to the C1 expressed RBD demonstrating that the C1-expressed RBD was properly folded and has high potential to generate an immune response and protection against SARS-CoV-2.
•Dyadic continues to advance its self-funded glycoengineering program through the development of C1 cell lines that produce high proportions of human-like glycoforms while reducing the extra-cellular protease background in C1 cell

Exhibit 99.1
lines. The Company’s glycoengineering programs are delivering high proportion of human glycoforms G0, G2, G0F and G2F.
•The Company generated a 14X deletion protease C1 cell line that is fifty (50) fold lower in protease activity than the 4X deletion protease C1 cell line which helps to produce higher amounts of more stable vaccines and drugs.

FINANCIAL RESULTS
FOR THE THREE MONTHS ENDED JUNE 30, 2020
At June 30, 2020, cash and cash equivalents were approximately $11.8 million compared to $4.8 million at December 31, 2019. The carrying value of short-term and long-term investment grade securities, including accrued interest at June 30, 2020, was approximately $20.3 million compared to $31.2 million at December 31, 2019.
Research and development revenue for the quarter ended June 30, 2020, increased to approximately $524,000 compared to $391,000 for the quarter ended June 30, 2019. Cost of research and development revenue for the quarter ended June 30, 2020 increased to approximately $624,000 compared to $322,000 for the quarter ended June 30, 2019. The increase in revenue and cost of research and development revenue for the quarter ended June 30, 2020 reflected nine on-going research collaborations compared to four collaborations for the same period a year ago. The increase in provision for contract losses of approximately $75,000 reflected the activities of one biopharmaceutical collaboration research project.
Research and development expenses for the quarter ended June 30, 2020 increased to approximately $1,116,000 compared to $818,000 for the same period a year ago. The increase primarily reflected the costs of additional internal research projects.
There were no research and development expenses - related party, for the quarter ended June 30, 2020 compared to approximately $336,000 for the same period a year ago. The decrease was due to the completion of the Research Service Agreement with BDI in June 2019.
General and administrative expenses for the quarter ended June 30, 2020, decreased 21.2% to approximately $1,475,000 compared to $1,871,000 for the same period a year ago. The decrease principally reflected reductions in noncash share-based compensation expenses of $165,000, executive compensation costs and accrued incentives of $150,000, legal and NASDAQ uplisting expenses of $102,000, business development and investor relations costs, including travel expenses of $24,000, offset by increases in insurance premium and outside service costs of $45,000.
Interest income for the quarter ended June 30, 2020 was approximately $147,000 compared to $266,000 for the same period a year ago. The decrease was primarily due to the lower interest rate and yield on the Company’s investment grade securities, which are classified as held-to-maturity.
Net loss for the quarter ended June 30, 2020 was approximately $2,651,000, or $(0.10) per share, compared to $2,696,000, or $(0.10) per share for the same period a year ago.
FOR THE SIX MONTHS ENDED JUNE 30, 2020
Research and development revenue for the six months ended June 30, 2020, increased to approximately $840,000 compared to $793,000 for the six months ended June 30, 2019. The increase in revenue and cost of research and development revenue for the six months ended June 30, 2020 reflected ten on-going research collaborations compared to seven collaborations for the same period a year ago. The increase in provision for contract losses reflected the activities of one biopharmaceutical collaboration research project.
Research and development expenses for the six months ended June 30, 2020 increased to approximately $1,872,000 compared to $1,511,000 for the same period a year ago. The increase primarily reflected the costs of additional internal research projects.
There were no research and development expenses - related party, for the six months ended June 30, 2020 compared to approximately $726,000 for the same period a year ago. The decrease was due to the completion of the Research Service Agreement with BDI in June 2019.
General and administrative expenses for the six months ended June 30, 2020, decreased 5.2% to approximately $3,129,000 compared to $3,299,000 for the same period a year ago. The decrease principally reflected reductions in executive compensation costs and accrued incentives of $220,000, legal and NASDAQ uplisting expenses of $125,000, noncash share-based compensation expenses of $68,000, offset by increases in insurance premium of $147,000, business development and investor relations costs of $47,000 and other increases of $49,000
Interest income for the six months ended June 30, 2020 was approximately $315,000 compared to $533,000 for the same period a year ago. The decrease was primarily due to the lower interest rate and yield on the Company’s investment grade securities, which are classified as held-to-maturity.

Exhibit 99.1
Net loss for the six months ended June 30, 2020 was approximately $4,866,000, or $(0.18) per share, compared to $4,871,000, or $(0.18) per share for the same period a year ago.
CONFERENCE CALL INFORMATION
Dyadic management will host a conference call today, Thursday, August 13, 2020, at 5:00 PM ET to discuss the financial results for the quarter ended June 30, 2020. In order to participate in the conference call, please dial (877) 407-8033 for U.S./Canada callers and +(201) 689-8033 for International callers or use webcast link: https://www.webcaster4.com/Webcast/Page/2031/36260
An archive of the webcast will be available approximately three hours after completion of the live event and will be accessible on the "Investors" section of the Company's website at www.dyadic.com. To access the replay of the webcast, please follow the Webcast link above. A dial-in replay of the call will also be available to those interested. To access the replay, please dial 1 (877) 481-4010 (U.S. or Canada) or 1 (919) 882-2331 (International) and enter replay pass code: 36260.
About Dyadic International, Inc.
Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila), named C1. The C1 microorganism, which enables the development and large scale manufacture of low cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs, such as virus like particles (VLPs) and antigens, monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and other therapeutic proteins. Certain other research activities are ongoing which include the exploration of using C1 to develop and produce certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to leverage the value and benefits of these technologies in development and manufacture of biopharmaceuticals. In particular, as the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers, and improve access and cost to patients and the healthcare system, but most importantly save lives.
Please visit Dyadic’s website at http://www.dyadic.com for additional information, including details regarding Dyadic’s plans for its biopharmaceutical business.
Safe Harbor Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at http://www.dyadic.com.

Contact:
Dyadic International, Inc.
Ping W. Rawson
Chief Financial Officer
Phone: (561) 743-8333
Email: prawson@dyadic.com

Exhibit 99.1

DYADIC INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Research and development revenue	$524,271	$390,874	$839,643	$793,401

Costs and expenses:
Costs of research and development revenue	624,240	322,228	902,422	650,131
Provision for contract losses	74,955	—	74,955	—
Research and development	1,116,163	818,240	1,871,616	1,510,610
Research and development - related party	—	336,310	—	725,783
General and administrative	1,475,232	1,870,678	3,128,624	3,298,745
Foreign currency exchange loss (gain), net	31,690	4,932	42,557	10,966
Total costs and expenses	3,322,280	3,352,388	6,020,174	6,196,235

Loss from operations	(2,798,009)	(2,961,514)	(5,180,531)	(5,402,834)

Interest income	146,587	265,722	314,970	532,684

Loss before income taxes	(2,651,422)	(2,695,792)	(4,865,561)	(4,870,150)

Provision for income taxes	—	—	—	900

Net loss	$(2,651,422)	$(2,695,792)	$(4,865,561)	$(4,871,050)

Basic and diluted net loss per common share	$(0.10)	$(0.10)	$(0.18)	$(0.18)

Basic and diluted weighted-average common shares outstanding	27,467,366	26,828,754	27,459,415	26,771,439

See Notes to Condensed Consolidated Financial Statements in Item 1 of Dyadic's Quarterly Report on Form 10-Q filed with Securities and Exchange Commission on August 13, 2020.

Exhibit 99.1

DYADIC INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$11,781,549	$4,823,544
Short-term investment securities	20,053,019	29,399,146
Interest receivable	226,135	329,711
Accounts receivable	564,672	558,530
Income tax receivable	500,616	250,308
Prepaid expenses and other current assets	599,514	277,999
Total current assets	33,725,505	35,639,238

Non-current assets:
Long-term investment securities	—	1,511,636
Long-term income tax receivable	—	250,308
Other assets	6,116	51,314
Total assets	$33,731,621	$37,452,496

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,143,961	$943,378
Accrued expenses	378,124	566,003
Provision for contract losses	74,955	—
Deferred research and development obligations	41,376	78,644
Total current liabilities	1,638,416	1,588,025

Commitments and contingencies (Note 4)

Stockholders’ equity:
Preferred stock, $.0001 par value:
Authorized shares - 5,000,000; none issued and outstanding	—	—
Common stock, $.001 par value:
Authorized shares - 100,000,000; issued shares - 39,735,659 and 39,612,659, outstanding shares - 27,482,157 and 27,359,157 as of June 30, 2020 and December 31, 2019, respectively	39,736	39,613
Additional paid-in capital	97,200,023	96,105,851
Treasury stock, shares held at cost - 12,253,502	(18,929,915)	(18,929,915)
Accumulated deficit	(46,216,639)	(41,351,078)
Total stockholders’ equity	32,093,205	35,864,471
Total liabilities and stockholders’ equity	$33,731,621	$37,452,496

See Notes to Condensed Consolidated Financial Statements in Item 1 of Dyadic's Quarterly Report on Form 10-Q filed with Securities and Exchange Commission on August 13, 2020.